EXHIBIT 16.1

RBSM, LLP
Leawood, Kansas

August 14, 2015

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Joey New York INC. (the "Company") Form 8-K dated August 3, 2015, and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ RBSM, LLP

RBSM, LLP
Leawood, Kansas